EXHIBIT 10.3

PORTIONS OF THIS EXHIBIT MARKED BY AN (***) HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

SOFTWARE LICENSE AGREEMENT

SOFTWARE LICENSE AGREEMENT (“Agreement”), dated as of the latter of the two dates set forth on the signature page, by and between Orbitz Worldwide, LLC, a Delaware limited liability company with its address at 500 West Madison Street, Suite 1000, Chicago, IL 60661 (“Orbitz”) and ITA Software, Inc., a Delaware corporation with its address at 141 Portland Street, 7th Floor, Cambridge, MA 02139 (“ITA”).

WHEREAS, ITA has developed a software product known as “QPX” and related technologies (collectively, the “ITA Technology”, as further defined below), which has a capability to search, select, sort and price air fares; and

WHEREAS, Orbitz operates the Orbitz Sites (as further defined below); and

WHEREAS, Orbitz wishes to license the ITA Technology to provide information for the Orbitz Sites as well as for White Label Sites and Third Party Sites (as further defined below) as further set forth herein;

WHEREAS, Orbitz and ITA are presently parties to an Amended and Restated Software License Agreement dated as of July 23, 2007, and a Hosting Agreement, dated as of July 15, 2008, both of which agreements expire by their terms on December 31, 2011 (collectively, the “Existing Agreement”);

WHEREAS, Orbitz and ITA have entered into a letter agreement, dated as of February 1, 2011, pursuant to which the parties agreed to amend certain provisions of the Existing Agreement for the remaining term thereof, and to enter into a new agreement to become effective upon the expiration of the Existing Agreement, so as to assure Orbitz continued access to the ITA Technology following such expiration; and

WHEREAS, the parties wish to enter into this Agreement to effect the intent of, and in furtherance of the obligations set forth in such letter agreement;

NOW, THEREFORE, in consideration of the foregoing the parties hereby agree as follows:

1.	DEFINITIONS

(a)“2011 Agreement Year” means the twelve-month period beginning on January 1, 2011 and ending December 31, 2011.
(b)“Affiliate” means, with respect to a party, any entity or person controlling, controlled by, or under common control with such party, where “control” means the ability (directly or indirectly) to direct the management of another or ownership (directly or indirectly) of greater than fifty percent (50%) of the voting interests of another.
(c)“Agreement Month” means each one-month period during an Agreement Year.
(d)“Agreement Year” means each successive period of twelve Agreement Months during the term of this Agreement, beginning on the Commencement Date.
(e)“AMS” means ITA's availability management system (both its dynamic calculating availability system known as “DACS”, and its system for processing other types of availability data such as so-called “AVS” data).
(f) “Annual Minimum” has the meaning set forth in Section 8(a).
(g)“Base PNRs”, with respect to any Agreement Year, means the first (***) QPX-Powered PNRs created during such Agreement Year.
(h)“Commencement Date” means January 1, 2012.
(i) “Documentation” means the Application Program Interface (API) for the ITA Technology, current versions of which are made available at http://doc.itasoftware.com
(j)“End Users” means end users who access the ITA Technology at a Site.
(k)“Excess PNRs”, with respect to any Agreement Year, means any QPX-Powered PNRs in excess of the Base PNRs created during such Agreement Year.
(l)“Insolvency Event”, with respect to either party, means any of the following: (i) such party at any time ceases to conduct business in the ordinary course; (ii) such party files a voluntary petition in bankruptcy or any voluntary proceeding relating to insolvency, receivership, liquidation or composition for the benefit of creditors; or (iii) such party becomes the subject of an involuntary petition in bankruptcy or any involuntary proceeding relating to insolvency, receivership, liquidation or composition for the benefit of creditors, if such petition or proceeding is not dismissed within sixty (60) days of filing.
(m)“ITA Technology” means, at any time, the then-current version of ITA's travel planning software product known as “QPX”, and related software products, all as described more fully in the Documentation. The ITA Technology includes (i) ReShop Functionality, (ii) AMS, and (iii) Boombox technology (as defined in Section 2(f)), subject to the provisions of such Section and if elected by Orbitz. “ITA Technology” also includes QPX Enhancements, as defined in and subject to the provisions of Section 2.1(a) of Exhibit A. “ITA Technology” does not include functionality for award travel.
(n) “Look-to-Book Ratio” means the ratio of (i) the total number of Queries (with Split Queries counted as one Query) from all Orbitz Sites, White Label Sites and Third Party Sites (including Queries that are not User Queries, as defined in Section 2(b)(vii)) to (ii) the sum of (A) all QPX-Powered PNRs created on all Orbitz Sites; and White Label Sites plus (B) all QPX-Powered PNRs created on Orbitz Sites as a result of referrals from Third Party Sites or otherwise deriving from the information provided to Third Party Sites by Orbitz. For the avoidance of doubt, except as set forth in Section 8(d) with respect to Look-to-Book Ratios for certain Third Party Sites, the Look-to-Book Ratio will be calculated in the aggregate across all Orbitz Sites, White Label Sites and Third Party Sites.
(o)“Offline Users” means employees of Orbitz who gain access to the ITA Technology from facilities for the purpose of obtaining travel-related fare and booking information for customers who have contacted Orbitz directly (i.e., who have requested, by telephone, email or other means, the assistance of an Orbitz employee in obtaining travel or booking information rather than such information directly from the Site).
(p)“Online Users” means end users (i.e. persons not in the business of providing travel services to others) who access the ITA Technology at a Site for the purpose of viewing fares, schedules, seat availability, or purchasing air travel, including (without limitation) users who call an Orbitz customer service agent who accesses the ITA Technology at an Orbitz Site.
(q)“Orbitz Data” has the meaning set forth in Section 7.
(r)“Orbitz Sites” means, collectively, the World Wide Web travel sites located at the URLs www.orbitz.com, www.cheaptickets.com, www.ebookers.com, www.orbitzforbusiness.com, www.away.com, www.hotelclub.com, www.ratestogo.com, and other web sites owned and operated by Orbitz that Use the ITA Technology. For the avoidance of doubt, a web site owned by Orbitz that does not Use the ITA Technology will not be considered an “Orbitz Site” for purposes of this Agreement.
(s)“Orbitz White Label Customer” means the operator of a White Label Site.
(t)“Per-PNR Fee” has the meaning set forth in Section 4(d).
(u)“Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture or governmental or administrative agency or authority, or any other entity, and shall include any successor (by merger or otherwise) of such entity.
(v)“QPX” means ITA's airfare pricing and shopping system that shops, prices, and checks availability of all solutions in a single XML query. QPX includes, without limitation, the following functionality: (i) domestic and international fares, (ii) flexible date shopping (+/- N days), (iii) calendar shopping, (iv) multi-origin / multi-destination shopping, (v) search alternate airports within radius, (vi) multi-passenger shopping, (viii) promotions support, (ix) show multiple fares per itinerary: “Up-sell”, and (x) searches public and private fares. Additionally, QPX provides the ability to search for all of the following: fares and rules, schedules, taxes and surcharges, currency rates, ITA-maintained data, and exceptions to industry standards, and responses may be provided with or without availability data. QPX permits the ability to modify the result set that is presented through use of the “enumeration specification”.
(w)“QPX-Powered PNR” means a passenger name record (“PNR”) created in a system (such as a reservations system of an airline or a CRS) by or on behalf of any Online User; provided, however, that a PNR in which the marketing carrier is one with respect to which there are Booking Issues (as defined in Section 8(c)) and with respect to which Orbitz is using another data source, as permitted by such Section, shall not be considered a QPX-Powered PNR. For the purposes hereof, a QPX-Powered PNR “created” shall be deemed to refer to all QPX-Powered PNRs created, whether or not subsequently cancelled; i.e., “gross PNRs”, not “net PNRs”; except that the following shall not be included within the definition of QPX-Powered PNR: (1) PNRs cancelled during the same calendar day as they are created; (2) PNRs created for test purposes, at Orbitz Sites or White Label Sites, which are subsequently cancelled. A passenger name record that is not a QPX-Powered PNR shall be referred to as a “Non-QPX-Powered PNR.”
(x)“Query” means a query from Orbitz to the ITA Technology.
(y)“ReShop Functionality” means the use of the ITA Technology to perform Refund Queries and/or Reissue Queries.
(z)“Refund Query” means a query to the ITA Technology by an Online User or Offline Users containing the XML element “RefundTicket” (as such term is defined in the documentation).
(aa)“Reissue Query” means a query to the ITA Technology by an Online User or Offline Users containing the XML element “ReissueTicket” (as such term is defined in the Documentation).
(bb)    “ReShop Query” means either a Refund Query or a Reissue Query.
(cc)    “ReShop Ticket” means (i) a successful refund (i.e., a refund which is actually processed) to an Online User or Offline Users based upon information returned by the ITA Technology in response to a Refund Query or a Reissue Query, or (ii) any passenger airline ticket successfully issued, reissued, changed or exchanged, based upon information returned by the ITA Technology in response to a Refund Query or a Reissue Query, irrespective of whether the original ticket is itself a ReShop Ticket as a result of a prior transaction.
(dd)    “Site” means an Orbitz Site, a White Label Site or a Third Party Site.
(ee)    “SOWs” has the meaning set forth in Section 4(a).
(ff)    “Split Query” means any User Query or Non-Live Query for which Orbitz poses more than one Query. For the avoidance of doubt, each Query in a Split Query must have substantially similar parameters (i.e., search parameters which are set as described in the Documentation) as those supplied by the Online User or by Orbitz in connection with the Non-Live Query for the underlying Use Query. Split Queries must be tagged as such by Orbitz in accordance with ITA's instructions. In the case of any Queries performed on hardware operated by ITA (such, for example, ReShop Queries), ITA may determine to split a User Query and such split query will also be considered a Split Query for the purposes hereof.
(gg)    “Third Party Site” has the meaning set forth in Section 2(d).
(hh)    “Upgrade Releases” shall have the meaning set forth in Section 2.1(a) of Exhibit A.
(ii)    “Use” of the ITA Technology means, with respect to an Online User, that Orbitz provides information to such Online User which includes any information derived from the response to a Query.“User Query” means a query from an Online User (including, in the case of any Online User, (1) a User Query from a different Online User, and (2) a User Query from the same Online User that was performed at an earlier time).
(jj)     “White Label Site” has the meaning set forth in Section 2(c).
2. SERVICES TO BE PROVIDED; RESTRICTIONS
(a) License Grant. ITA grants Orbitz a worldwide, nonexclusive, irrevocable (except as expressly set forth herein) license to use, perform and display the ITA Technology in accordance with the terms of this Agreement. Orbitz may use the ITA Technology to generate, sort, price and select airline itineraries and determine availability of selected flights, classes of service and booking codes, in order to provide travel planning and related services to End Users.
(b) Rights and Restrictions.
(i)     Except as provided in this Agreement, Orbitz shall not have the right to sublicense or transfer the ITA Technology.
(ii)    Except as provided in Section 2(c), Orbitz shall not have the right to use the ITA Technology to provide services to an airline or to an affiliate of an airline which is engaged in the business of selling travel on such airline.
(iii)     Orbitz may make copies of the ITA Technology executables for hosting, staging, back- up, disaster recovery, testing or archival purposes, and as necessary to utilize the ITA Technology in its business, subject to the other terms and conditions of this Agreement.
(iv)     Orbitz shall be permitted to use (including via a network) the ITA Technology on a worldwide basis and on an unlimited number of machines without restriction as to the number of users, but only subject to the restrictions and limitations contained herein.
(v)    Orbitz agrees that it shall not reverse engineer, disassemble, decompile, modify, profile or monitor the ITA Technology for any purpose whatsoever, nor will Orbitz implement or permit procedures such as “port scans”, “tiger attacks” or other techniques designed to gain access to the ITA Technology (or to computers running the ITA Technology) which have not been specifically authorized by ITA; provided, however, that Orbitz may monitor the operation of the programs with ITA's prior consent, which will not be unreasonably withheld, provided that such monitoring is in accordance with all the other provisions of this Agreement. The foregoing provision shall not be deemed to prohibit Orbitz from monitoring the inputs to or outputs from ITA's Application Program Interfaces (APIs). Without limiting the foregoing, Orbitz specifically agrees that it will not observe, read, copy, profile or monitor the contents of any Packets, as defined below (or write or use any software program which permits or enables any of such activities), for any purpose whatsoever; provided, however, that Orbitz may monitor external characteristics of Packets such as volume of Packets moving across the network or the size of Packets. In addition, Orbitz shall have the right to monitor, through the use of passive monitoring agents that at no time during their operations would result in changing configurations, changing the intended operation of the system, or degrading performance, the performance (i.e, uptime, disk space usage, bandwidth performance, memory utilization, etc.) of the hardware and equipment on which the ITA Technology is running at the Orbitz data center. As used herein, “Packet” means a file or packet of data which is sent (either over a network or within a single computer) from one program comprised in the ITA Technology to another program comprised in the ITA Technology; provided that a “Packet” shall not include any data input by an End User or Orbitz, any data output by the ITA Technology to an End User or Orbitz, or any Orbitz Data.
(vi)     Except as expressly set forth in this Agreement, Orbitz shall not have any right to make, prepare or reproduce derivative works of the ITA Technology.

(vii)     Use of Cached Information.
(A)Definitions. As used herein:

“Live Query” means a Query to the ITA Technology that directly results from and relates to a User Query.
“Cached Live Query Information” means information that is returned in response to Live Queries, which is retained or stored by Orbitz.
“Non-Live Query” means a Query that originates from Orbitz (i.e., as contrasted with a Live Query, which originates from a User Query) and consists of (i) a single origin and destination pair, (ii) an outbound date range, (iii) for round trip queries a return date range for each departure day of up to fourteen consecutive days (for one way queries no such return date is required), and (iv) a range of times of day, to be determined by Orbitz, for responses returned by ITA.
“Cached Non-Live Query Information” means information that is returned in response to Non-Live Queries, which is retained or stored by Orbitz.
“Cached Information” means Cached Live Query Information and Cached Non-Live Query Information.
(B) Responses to User Queries. In providing search results in response to a User Query, Orbitz (and any Orbitz White Label Customer and any Third Party Site) may only use information obtained as a result of a Live Query.  For the avoidance of doubt, the foregoing shall be deemed to prohibit Orbitz or an Orbitz White Label Customer or Third Party Site from answering User Queries using Cached Information. The parties' intention is that Orbitz's use of Cached Information will never be used in such a way as to appear to an Online User in response to a User Query, and that Non-Live Queries should not replace or reduce the necessity for Live Queries, but rather will be intended to cause the Online User to submit a User Query; it being the explicit intention of the parties that the only way for Online Users to search for details about, and to book, itineraries is to submit a User Query at a Site that will result in a Live Query.
(C) Creation and Use of Cached Information. To create or supplement Cached Information, Orbitz may store results generated by Live Queries or run Non-Live Queries and store results generated therefrom. Orbitz may use Cached Information on any Orbitz Site (for example, without limitation, for predictive calendars, fare graphs and similar uses), so long as (I) the Online User is unable to obtain the details of an itinerary, or information about any other or similar itineraries, without going to an Orbitz Site and performing a User Query; and (II) the purpose of such functionality is to cause an Online User to perform a User Query and to promote booking of a PNR by an Online User. In connection with the foregoing, but without limitation, Cached Information may never be used, alone or in combination, (i) to provide air pricing or availability that Orbitz represents as current, or in any manner that relates to air pricing or availability that Orbitz represents as current, (ii) in a manner that might reasonably be interpreted by an Online User to present fares, schedules or availability which are valid at the time of display, or (iv) in a manner that might reasonably enable an Online User to derive likely current fare, schedule or availability information. In addition, the total number of Non-Live Queries may not exceed (***)% of the total number of Queries performed at the Orbitz Sites. If the total number of Non-Live Queries exceeds (***)% of the total number of Queries performed at the Orbitz Sites, then, subject to Section 8(d)(iv), Orbitz will pay a fee (the “Non-Live Query Fee”) of $(***)/Non-Live Query for such Non-Live Queries in excess of (***)% of the total number of Queries. When Orbitz's solution for White Label Customers is capable of searching the ITA Technology to provide air-related results in response to White Label Customers' user queries, the rights granted to Orbitz in Section 2(b)(vii)(C) shall automatically be expanded so that a White Label Customer, so long as such Orbitz is using the ITA Technology to supply shopping to such White Label Customer and only in connection with such the ITA Technology shopping supplied by Orbitz, may use Cached Information thereunder in any manner that would constitute a permissible use by Orbitz.
(D) Agreement to Share Data. As a result of its use of Cached Information, Orbitz will be in a position to provide ITA with usage data that will assist ITA in improving the performance of the ITA Technology. Therefore, on a monthly basis, solely to the extent permitted by Orbitz's agreements with third parties and solely to the degree Orbitz prepares such data for itself (its being understood that as of the date hereof all the following data is prepared by Orbitz), Orbitz will share data with ITA relating to the following metrics: look-to-book ratios, conversion, market selection, and selection of flight-based products, based on Orbitz's use of Cached Information in its displays to Online Users. The sharing of data concerning any additional metrics shall be subject to the mutual written agreement of Orbitz and ITA. Orbitz recognizes that its agreement to share this data is a material inducement for ITA's grant of the right to use Cached Information pursuant hereto.
(viii)     Orbitz may not provide any information derived from the ITA Technology (whether or not combined with other information derived from another source) to any third party other than an Online User of an Orbitz Site, except as provided in sections 2(c) or 2(d) below.
(ix)     If any software provided by ITA to Orbitz is lost or damaged, then ITA will provide another copy, free of charge.
(x)     Orbitz may not, except for carriers for which ITA does not have data and except as permitted by Section 8(c), incorporate search results that are not generated by the ITA Technology (each itinerary comprised in such search results are referred to as a “Non-ITA Technology Solution”) into a matrix display that includes results generated by the Use of the ITA Technology. Further, Non-ITA Technology Solutions resulting from Booking Issues pursuant to Section 8(c) may not comprise more than (***)% of the total number of itineraries comprised in such matrix display, and Non-ITA Technology Solutions resulting from any combination of Booking Issues and carriers for which ITA does not have data may not comprise more than (***)% of the total number of itineraries comprised in such matrix display; provided that ITA recognizes that such percentages may be exceeded in individual markets as a result of the dominance of certain carriers, and that such isolated instances will not be deemed to violate this Section 2(b)(ix).
(c) White Label Sites. Orbitz may incorporate the ITA Technology into a “white label” travel web site, referred to hereunder as a “White Label Site”. In order to be considered a White Label Site, a web site must fulfill the following conditions:
(i)     Orbitz must provide the site with a product incorporating both the ITA Technology shopping and an Orbitz booking capability, and that consists of materially greater functionality than that of the ITA Technology alone;
(ii)     the site must not contain any air-related functionality other than that provided by Orbitz, and must otherwise have substantially the same functionality for the same booking path as the Orbitz site but be branded with the Orbitz White Label Customer's brand;
(iii)     Queries will not be submitted to the ITA Technology directly from the White Label Site, but instead will go through the Orbitz presentation layer code (i.e., all white label customers will gain access to Orbitz via an Orbitz-provided API);
(iv)     the site must not contain any files related to air functionality that are not supplied by Orbitz other than static files such as .gif or .jpeg files; i.e., the white label customer may customize only the “front end” appearance of the site.
In addition, the following terms will apply to Orbitz's provision of the ITA Technology to a White Label Site:
(v)     Orbitz will provide written notice to ITA of any new arrangement to provide a White Label Site.
(vi)     Orbitz may not, without ITA's prior approval, use the ITA Technology to provide any services to airlines, except that Orbitz may offer a “packaged” product to a niche portion of an airline web site (such as vacation travel), where such packaged offerings consists, at a minimum, of air-related services bundled with car and/or hotel.
(vii)     All the restrictions set forth in Section 2(b) and this Section 2(c) will apply to any White Label Site as well as to Orbitz, and Orbitz agrees that either (A) Orbitz will be liable to ITA for violation by the Orbitz White Label Customer of such restrictions or (B) it will enter into an enforceable agreement with respect to such restrictions with the Orbitz White Label Customer to which Orbitz is providing the White Label Site, and ITA will be the intended third party beneficiary thereof.
(d) Third Party Sites. Orbitz may, as part of its online marketing activities the principal purpose of which is to generate traffic for bookings on the Orbitz Sites, provide to a third party site or downloadable tool (i.e., which enables Online Users to perform Queries and have information provided to the desktop) provided by a third party (each such site or downloadable tool to be referred to hereunder as a “Third Party Site”) the ability to submit Queries to the ITA Technology and display information therefrom. In order to be considered a Third Party Site, a web site must fulfill the following conditions:
(i)     The business model of the site must be similar to that of Orbitz, viz., to allow an Online User to receive information that is intended to lead to the creation of a QPX-Powered PNR, such that a majority of the revenue of the site is derived from referral of customers to sites that perform bookings (rather than, for example, a business model that is based on using search to generate advertising revenue or any other form of benefit other than a booking). In determining whether a Third Party Site satisfies the requirement of this Section 2(d)(i), Orbitz will initially make a good faith determination of the business model of such site. In the event ITA informs Orbitz that it does not believe such site satisfies the requirement of this Section 2(d)(i), then the parties will use the dispute resolution provisions set forth in Section 18 to determine whether such site satisfies such requirement.
(ii)     The site must not have the ability to fulfill a booking; rather, in order to create a booking an Online User must be required to go to another web site.
(iii)     The site must be required to display information derived from the ITA Technology in a manner which requires the Online User to go to an Orbitz Site in order to create a PNR using such information, and Orbitz must provide the site with a product incorporating both the ITA Technology shopping and a requirement to direct the the ITA Technology shopping results to an Orbitz booking capability.
(iv)     If Orbitz wishes to enter into a Third Party Site arrangement with Google, Microsoft, Yahoo, AOL or another entity of similar size in the search field or similar prominence in the search field (in each case including their respective subsidiaries or affiliates, any of which is referred to as a “Prohibited Site”), Orbitz will provide ITA with prior notice thereof and ITA and Orbitz will jointly determine the provisions (including economic terms) that will apply to such entity's Use of the ITA Technology. Notwithstanding the foregoing, Orbitz has informed ITA that Yahoo Travel is a Third Party Site, and ITA agrees that Yahoo Travel may continue as a Third Party Site notwithstanding the provisions of this Section 2(e)(iv).
(v)     A list of all existing Third Party Sites is attached hereto as Exhibit B. For the avoidance of doubt, the Third Party Sites listed on Exhibit B shall be deemed to satisfy the condition set forth in Section 2(d)(i). Following the date hereof, Orbitz will provide written notice to ITA of any new arrangement to provide the ITA Technology to a Third Party Site.
(vi)     a site owned (in whole or material part) or operated (in whole or material part) by one or more airlines may not be a Third Party Site; provided, however, that if following the date a site becomes a Third Party Site, such site receives a passive investment (i.e., an equity investment of not more than 20% in aggregate pursuant to which the airline investor(s) do not obtain any control rights or other right to direct or materially influence the management or operation of the third party) by one or more airlines that does not result in a Third Party Site violating any of the conditions set forth in this Section 2(d), such investment will not in and of itself be deemed to cause such Third Party Site to be in violation of this Section 2(d)(vi); and provided further, that if a Third Party Site enters into a transaction that causes it to be in violation of the provisions of this Section 2(d)(vi), ITA and Orbitz will mutually agree as to the financial and other terms that should apply to such Third Party Site's use of the ITA Technology.
(vii)     Orbitz may not provide to a Third Party Site a greater number of results per Query than Orbitz displays in response to Queries at Orbitz Sites.
(viii)     All the restrictions set forth in Section 2(b) and Sections 2(d)(i), (ii), (iii), (vi) and (vii) will apply to any Third Party Site as well as to Orbitz, and Orbitz agrees that either (A) Orbitz will be liable to ITA for violation by the operator of such Third Party Site of such restrictions or (B) it will enter into an enforceable agreement with respect to such restrictions with the operator of such Third Party Site, and ITA will be the intended third party beneficiary thereof; provided, however, that (1) with respect to a Third Party Site which is also a customer of ITA for use of QPX (referred to herein as a “Third Party ITA Customer” for so long as such Third Party ITA Customer remains a customer of QPX), ITA will be responsible, pursuant to ITA's agreement with such party, to enforce such provisions and (2) without limiting the applicability of Section 2(d)(iv) to Orbitz, if Third Party Site(s), other than Third Party ITA Customers, permit Prohibited Site(s) (as defined in Section 2(d)(iv)) to perform Queries, or provide any information derived from the ITA Technology to Prohibited Site(s) (each, a “Prohibited Site Query”), and the total number of Prohibited Site Queries in any Agreement Month exceeds (***)% of the total number of Third Party Queries in such Agreement Month, then the number of Prohibited Site Queries in excess of such (***)% threshold shall be deducted from the number of Included Third Party Queries (as defined in Section 8(e)) for the purpose of calculating the Third Party Excess License Fee pursuant to Section 8(e). ITA will respond promptly to a reasonable request by Orbitz concerning whether a party is a Third Party ITA Customer. ITA will inform Orbitz from time to time of which Third Party Sites are Third Party ITA Customers, and will also inform Orbitz reasonably in advance of the anticipated expiration or termination of the agreement between ITA and a Third Party ITA Customer which is a Third Party Site. In the event of expiration or termination of the agreement between ITA and a Third Party ITA Customer (including, without limitation, Kayak), ITA will use commercially reasonable efforts to negotiate terms with Orbitz to apply to the former Third Party ITA Customer's use of QPX as a Third Party Site pursuant to this Agreement.
(e) Except as specifically set forth in Sections 2(c) and 2(d), Orbitz may not provide to any web site other than the Orbitz Sites (i) the ability to submit Queries (or to permit Online Users to submit Queries) to the ITA Technology, or (ii) information generated by the ITA Technology in response to Queries.
(f) Availability. In addition to hosting the so-called “DACS Component” of the AMS, ITA will provide hosting services for all other availability data and services utilized in Orbitz's operation of the ITA Technology. Such services relating to AMS are described in Section 3.1(e) of Exhibit A.
3. DOCUMENTATION
When delivering the ITA Technology (including any Upgrade Releases) to Orbitz, ITA shall supply applicable Documentation in printed and/or electronic formats, as requested by Orbitz. Such Documentation shall be provided at no additional charge. If Documentation is developed specifically for or at the request of Orbitz, then the preparation of such Documentation shall be undertaken pursuant to an SOW. Orbitz shall have the right, as part of the license granted herein, to make as many additional copies of the Documentation for its own internal use as it may reasonably determine are necessary.
4. SERVICES
(a) Statements of Work. ITA may (but will not be obligated to) furnish to Orbitz such services as Orbitz may request from time to time, including services relating to customization of the ITA Technology, at ITA's then-current rates. The provision of such services shall be governed by statements of work executed by the parties, a form of which is attached hereto as Exhibit C (“SOWs”).
(b) Reports. The parties anticipate that provisions relating to progress reporting will be included in SOWs. Unless otherwise agreed in the SOW, ITA shall present to Orbitz or Orbitz's designated project manager or project management company a progress report on a monthly basis in ITA's standard form and containing, with respect to each active project, information relating to ITA's progress toward completion of that project, and deliverables for the coming month.
(c) Access to Electronic Resources. Each party shall strictly follow all of the other party's security rules and procedures for use of the other party's electronic resources. All user identification numbers and passwords disclosed by each party to the other party shall be deemed to be, and shall be treated as, the disclosing party's Confidential Information pursuant to Section 15 of this Agreement. In addition, any information obtained by either party as a result of its access to, and use of, the other party's computer and electronic storage systems shall be deemed to be, and shall be treated as, the other party's Confidential Information pursuant to Section 15 of this Agreement.
(d) Software Maintenance and Data Services. ITA shall provide the maintenance and technical support services set forth in Exhibit A in accordance with the service levels also set forth therein.
5. PERSONNEL
(a) ITA Personnel. It is understood and agreed that ITA's employees and contractors shall not be considered employees of Orbitz within the meaning or the applications of any federal, state or local laws or regulations including, but not limited to, laws or regulations covering unemployment insurance, old age benefits, worker's compensation, industrial accident, labor or taxes of any kind. ITA's employees shall not be entitled to benefits from Orbitz that may be afforded from time to time to Orbitz's employees, including without limitation, vacation, holidays, sick leave, worker's compensation and unemployment insurance. Further, Orbitz shall not be responsible for withholding or paying any taxes or social security on behalf of ITA's employees. ITA shall be fully responsible for any such withholding or paying of taxes or social security. Notwithstanding the foregoing, Orbitz may at any time require ITA to remove from any Orbitz-related activity any personnel which Orbitz, in its reasonable discretion, deems to be unsatisfactory (by way of example but not limitation, unprofessional or inappropriate conduct). Any such request for removal shall be sent in writing to ITA.
(b) Staffing. ITA shall staff each such project with personnel with sufficient skill, experience and ability to complete the project on the schedule specified in the applicable SOW.
6. OWNERSHIP
(a) ITA Technology. Orbitz acknowledges that ITA is the sole and exclusive owner of all rights in and to the ITA Technology and that other than the license granted hereby, no proprietary rights, including but not limited to copyrights and patents, in the ITA Technology are being transferred to Orbitz.
(b) Orbitz Interfaces. Orbitz shall have the right to interface to the ITA Technology and to use it in conjunction with other software, programs, routines and subroutines developed or acquired by Orbitz, except that, other than as set forth in Section 2(b)(v), (i) Orbitz shall use the ITA Technology as a whole and shall not have the right to substitute other software for portions of the ITA Technology and (ii) any interfaces between those portions of the ITA Technology comprising the low-fare search servers and availability servers, on the one hand, and other such software, programs, etc. of Orbitz, on the other hand, will occur via ITA's documented XML Application Program Interface (API) or another API provided by or approved in advance by ITA. ITA shall have no ownership interest in any other software, program, routine or subroutine developed by Orbitz or acquired by Orbitz from a third party by virtue of its having been interfaced with or used in conjunction with the ITA Technology. In addition, Orbitz may request that ITA enter into an SOW to modify the ITA Technology for Orbitz (but not for ITA's other customers) in the event ITA is able to obtain availability information from airlines which airlines do not make generally available. In the event such modification would not degrade the performance of availability caching for ITA's other customers, ITA may (but will not be obligated to) enter into such an SOW and the provisions of this Agreement will not be deemed to prohibit Orbitz's use of the ITA Technology as so modified. For the avoidance of doubt, ITA shall have sole discretion to make the determination of whether it will enter into an SOW to perform services in order to obtain availability information that ITA is not permitted to make generally available to its customer.
(c) Orbitz-Developed Source Code. ITA acknowledges that Orbitz shall be the exclusive owner of all right, title and interest, including all intellectual property rights, in and to any and all source code developed solely by Orbitz or by third parties (other than ITA) for Orbitz, related to or in support of any object code of the ITA Technology, including, but not limited to, source code that improves the scalability of the ITA Technology. The foregoing will not be deemed to alter the rights of the respective parties under applicable law and shall not preclude either party from filing patents regarding inventions or discoveries invented or discovered by such party.
7. DATA
ITA understands and acknowledges that Orbitz may (i) manage, modify, maintain and update pre-existing data and information about End Users for use with (or resulting from use of) the ITA Technology, and (ii) generate, manage, modify, maintain and update additional such data and Information (such pre-existing data and information and such additional data and information are referred to collectively as “Orbitz Data”; provided that schedule, fare and availability data used by the ITA Technology shall not constitute Orbitz Data). Orbitz Data shall be treated as Orbitz Confidential Information, and Orbitz shall retain all right, title and interest in and to all Orbitz Data. Notwithstanding the foregoing, Orbitz agrees that ITA will have access to Orbitz Data comprising aggregated statistics relating to both the usage of the ITA Technology and the traffic data (such as patterns of usage over times of day, statistical information about the types of queries being asked (i.e., origin, destination, travel times, etc.) for the sole purpose of improving the performance of the ITA Technology. In no event shall ITA be permitted to access any Orbitz Data containing personally identifiable information regarding End Users. All such Orbitz Data relating to any End Users, including without limitation, aggregated information, usage and traffic data, transactional or financial information, End User names and addresses, passwords, registration information, and cookie information, shall be subject to Orbitz's privacy policy as set forth on the Orbitz Sites, and ITA shall at all times comply with the most current version of such privacy policy (advance notice of any modifications to which Orbitz agrees to provide to ITA).
8. FEES AND EXPENSES
(a) Per-PNR Fee. The license fee for Orbitz's use of the ITA Technology will be based upon a per-PNR charge for all QPX-Powered PNRs created at any Orbitz Sites and White Label Sites. Effective as of January 1, 2011, the Per-PNR Fee will be $(***) for for all Base PNRs created during any Agreement Year and $(***) for all Excess PNRs created during any Agreement Year, except in either case as set forth in Section 8(c). The Per-PNR Fee will be subject to a minimum (the “Annual Minimum”) of $(***) per Agreement Year, which is calculated based upon the number of Base PNRs for such year; however, pursuant to the last sentence of Section 8(m)(i) fees paid with respect to ReShop Functionality may also be applied to the Annual Minimum. For the avoidance of doubt, Orbitz will not owe ITA a per-PNR Fee for a Non-QPX-Powered PNR displayed in the same matrix display as a QPX-Powered PNR in accordance with Section 8(c).
(b) White Label Sites. The Per-PNR Fee will apply to all QPX-Powered PNRs created on White Label Sites, pursuant to Section 2(c), except that in the event the business model for a White Label Site does not consist primarily of using search to generate bookings on Orbitz, then Orbitz may not provide the ITA Technology to such White Label Site unless and until ITA and Orbitz have agreed to such use of the ITA Technology and the manner in which the fee for such white label use would be calculated. Unless otherwise agreed, fees paid with respect to White Label Sites shall not be counted toward the annual minimum described in Section 8(a).
(c) Booking Issues.
(i)     If in the second Agreement Year or in any subsequent Agreement Year, Orbitz reasonably demonstrates to ITA that systemic problems have arisen with the quality of ITA's availability data, or the ITA Technology pricing logic (any such systemic problem, a “Booking Issue”), with respect to a particular carrier with which ITA has not implemented a “DACS” availability infrastructure, then Orbitz will have the right to obtain data on such carrier(s) from another source, if such source is able to offer materially better bookability than ITA), until 30 days after the date that ITA has remedied the situation so that the bookability on such carrier(s) has achieved an error rate of less than (***)%, where bookability is defined as specified in the quarterly bookability reports generated by the bookability tool provided by Orbitz to ITA. (For the avoidance of doubt, ITA will not be obligated to integrate any data provided by a third party into the ITA Technology; any such integration will be Orbitz's sole responsibility; moreover, if Orbitz is treating a carrier's PNRs as Non-QPX-Powered PNRs as a result of a Booking Issue, then Orbitz may not use the ITA Technology to generate any itineraries on such carrier.) For the purposes hereof, a Booking Issue will not be deemed to exist unless ITA's bookability error rate on a carrier exceeds (***)%, and another source will not be deemed to offer materially better bookability than ITA unless its bookability error rate is less than (***)% of ITA's bookability error rate. During the period Orbitz is using data from another source as a result of Booking Issues, it will be excused from the Annual Minimum during any Agreement Year if and to the extent a shortfall in such Agreement Year's Annual Minimum arises from Non-ITA Technology Powered PNRs on such carrier(s) that would otherwise have been QPX-Powered PNRs. The shortfall from a carrier's PNRs during any period of time that Orbitz is receiving data on such carrier from a source other than ITA shall be deemed to be equal to the number of Non-QPX-Powered PNRs created on such carrier during the period that Orbitz is receiving availability data for such carrier from a source other than ITA, and shall be calculated separately with respect to each Agreement Year. However, in no event shall the Annual Minimum be less than $(***).
The following is an illustration of the provisions of this Section 8(c)(i): If in a particular Agreement Year Orbitz were able to demonstrate that systemic problems arose with the quality of availability data on Air France through the ITA Technology, such that the ITA Technology's bookability error rate on Air France was (***)%, and another source was able to provide Orbitz with sufficiently better availability data on Air France that the bookability error rate was less than (***)%, Orbitz could obtain availability data for Air France from such other source. If such situation continued for three months of an Agreement Year, during which three-month period Orbitz created (***) PNRs on Air France, and continued further for the first six months of the following Agreement Year, during which six-month period Orbitz created (***) PNRs on Air France; and at the end of such nine-month period ITA had developed a solution for Air France data that enabled Orbitz to experience a bookability error rate of less than (***)% on Air France, then Orbitz would resume using the ITA Technology for Air France within 30 days after such nine-month period. If in the Agreement Year in which occurred the first three-month period that the Booking Issue was in effect, Orbitz created a total of (***) QPX-Powered PNRs, then Orbitz will have met the Annual Minimum for such Agreement Year notwithstanding the existing of the Booking Issue, and no adjustment would be necessary as a result of this Section 8(c). If, however, in the next Agreement Year, in which occurred the next six-month period that the Booking Issue was in effect, Orbitz created (***) QPX-Powered PNRs, then the Annual Minimum for such Agreement Year would be deemed to be reduced by an amount equal to the Per-PNR Fee for (***) PNRs (i.e., by $(***), to$(***)) , and Orbitz would be obligated to pay for (***)QPX-Powered PNRs at a Per-PNR Fee of $(***).
(ii)     In the event that, upon expiration of ITA's agreement with (***) to provide availability data, ITA is not able to obtain availability data on any carriers for which data is currently provided by (***), Orbitz will have the right to treat ITA's lack of data on such carrier(s) as a Booking Issue, and such Booking Issue will be deemed to have been resolved for purposes of the first Agreement Year when ITA secures a source of data for such carrier(s).
(iii)     Orbitz has or may obtain access to seat availability data, either from airline charter associates, through supplier link agreements, from (***), or from other sources (all of which is collectively referred to as “Availability Data”).  If Orbitz receives Availability Data from any source, solely to the extent permitted by the relevant agreement between Orbitz and the supplier of such Availability Data, Orbitz will promptly make such Orbitz Availability Data available to ITA, via mutually agreed methods, using mutually agreeable protocols.  In the case of Availability Data that Orbitz does not receive but has the right to receive, solely to the extent permitted by the relevant agreement between Orbitz and the supplier of such Availability Data, Orbitz will, upon ITA's request, obtain such Availability Data and provide it to ITA.
(d) Look-to-Book Ratio. In the event the Look-to-Book Ratio exceeds (***) (the “Allowable Ratio”), Orbitz will pay ITA an excess query fee (“Excess Query Fee”), which will not be counted toward the Annual Minimum, of $(***) per Query for all Queries in excess of such Allowable Ratio; provided, however, that
(i)     if any single Third Party Site has a Look-to-Book Ratio in excess of (***), then (subject to clause (iii) below) any Queries in excess of a Look-to-Book Ratio of (***) will be subject to the Excess Query Fee, and ITA and Orbitz will together agree as to the terms (including financial terms) that will govern such Third Party's use of the ITA Technology (based upon the assumption that a site with a Look-to-Book Ratio in excess of (***) does not meet the requirement of Section 2(d)(1));
(ii)     any Third Party Query with respect to which Orbitz pays such Excess Query will be excluded from the calculation of the Third Party Excess License Fee;
(iii)     notwithstanding the foregoing, in the event that a Third Party Site has a Look-to-Book Ratio in excess of (***), then (A) if such Third Party Site is a Third Party ITA Customer (as defined in Section 2(d)(vii)), and each time such Third Party Site submits a Query to Orbitz such Third Party Site also performs a query against QPX that is covered by its own agreement with ITA, then such Third Party Site will not be subject to the Excess Query Fee, and (B) if such Third Party Site is not a Third Party ITA Customer, then ITA will offer to such Third Party Site the ability to enter into a direct agreement with ITA for use of QPX and if such Third Party Site enters into such an agreement, and each time such Third Party Site submits a Query to Orbitz such Third Party Site also performs a query against QPX that is covered by such agreement with ITA, then such Third Party Site will not be subject to the Excess

Query Fee.
(iv)     If, during any Agreement Month following the date hereof, the Look-to-Book Ratio exceeds the Allowable Ratio and the number of Non-Live Queries exceeds (***)% of the Queries on the Orbitz Sites, then the number of Non-Live Queries will not be included in the calculation of the Allowable Ratio for purposes of determining whether the Excess Query Fee applies.
(v)     In the event that Orbitz is using another search solution as a result of a Booking Issue (as defined in Section 8(c)(i)), Non-QPX-Powered PNRs qualify as QPX-Powered PNRs solely for the purposes of calculating the Look-to-Book Ratio.
(e) Third Party Queries. For the purposes hereof, “Third Party Queries” means any Queries performed against the ITA Technology by or through Third Party Sites (including, for the avoidance of doubt, any other site to which such Third Party Sites may be providing Queries or providing information derived from Queries); provided, however, that for so long as Kayak remains a customer of ITA, Queries to Orbitz from Kayak and sites to which the ITA Technology is provided by Kayak will not be considered Third Party Queries).
(i)     As used herein, “Included Third Party Queries” shall be (***) annually ((***) per Agreement Month).
(ii)     Orbitz will pay an additional license fee to ITA (the “Third Party Base Monthly License Fee”) in the amount of $(***) per Agreement Month with respect to the Included Third Party Queries. The Third Party Base License Fee will be payable monthly in advance. Such Third Party Base Monthly License Fee will entitle Orbitz to a number of Third Party Queries less than or equal to the number of Included Third Party Queries. In the event the number of Third Party Queries during any Agreement Month exceeds the number of Included Third Party Queries (such excess is referred to as the number of “Excess Third Party Queries”), then Orbitz will pay ITA an additional license fee (the “Third Party Excess License Fee”) in the amount of $(***) for each Excess Third Party Query. The Third Party Base Monthly License Fee and the Third Party Excess License Fee are collectively referred to as the “Third Party License Fee”. For the avoidance of doubt, the Third Party License Fee will be in addition to any Per-PNR Fees resulting from PNRs created by Third Parties. Within 15 days of the end of each Agreement Month, Orbitz will inform ITA of the number of Third Party Queries during such Agreement Month, and will pay the Third Party License Fee within 30 days of ITA's invoice therefor.
(f) Maintenance and Support. The fees for the provision of software maintenance and support and data services shall be $(***) per Agreement Month.
(g) Services. Orbitz shall pay ITA the fees set forth in the applicable SOW for any services provided pursuant to Section 4(a).
(h) Reimbursable Costs and Expenses. Unless otherwise specified in the applicable SOW, in addition to the hourly rates described in the applicable SOW, Orbitz shall pay ITA's actual out-of-pocket expenses of the types agreed to in writing by the parties, provided that (1) ITA obtains Orbitz's prior written approval before incurring such reimbursable expenses; or (2) such expenses are incurred in accordance with Orbitz's then-current standard policy regarding such reimbursable expenses (advance notice of any modifications to which Orbitz agrees to provide to ITA). ITA agrees to provide Orbitz with access to such original receipts, ledgers, and other records as may be reasonably appropriate for Orbitz or its accountants to verify the amount and nature of any such expenses.
(i) Payment; Invoicing. The Annual Minimum shall be paid in accordance with the following:

Agreement Year	Annual Minimum	Date Payable
Jan. 1, 2011 - Dec. 31, 2011	$(***)	(***) (paid prior to the date hereof)
Jan. 1, 2012 - Dec. 31, 2012	$(***)	(***)
Jan. 1, 2013 - Dec. 31, 2013	$(***)	(***)
Jan. 1, 2014 - Dec. 31, 2014	$(***)	(***)
Jan. 1, 2015 - Dec. 31, 2015	$(***)	(***)

The amount paid prior to the date hereof with respect to the Annual Minimum for the 2011 Agreement Year is $(***), which was the Annual Minimum under the Existing Agreement. Pursuant to this Agreement, the Annual Minimum for the 2011 Agreement Year has been reduced to $(***), resulting in an excess of $(***) of the amount previously paid over the amount due. Such excess will be applied first, to any amounts due with respect to Excess PNRs created during the 2011 Agreement Year and thereafter, to any other amounts due from Orbitz to ITA hereunder with respect to the 2011 Agreement Year, To the extent any portion of such $(***) has not been applied by the end of the 2011 Agreement Year, such unapplied amount will be promptly refunded to Orbitz.
Orbitz shall certify to ITA, on a quarterly basis on or before the 15th day of the month following the end of a calendar quarter, the number of QPX-Powered PNRs subject to the Per-PNR Fee for the previous Agreement Month. Within 30 days after the end of each Agreement Year, Orbitz shall pay ITA the Per-PNR Fee applicable to PNRs in excess of the number of PNRs comprised in the Annual Minimum for such Agreement Year.
ITA shall invoice Orbitz on a monthly basis for all other fees and charges accruing hereunder or pursuant to an SOW, and Orbitz shall pay all such invoiced amounts within thirty (30) days after receipt of a proper and correct invoice. In the event of a good faith dispute as to any portion of an invoice, Orbitz shall give written notice to ITA, within fourteen (14) days after receiving such invoice, stating the details of any such dispute and shall promptly pay any undisputed amount in accordance with this Agreement. Within thirty (30) days after the termination or expiration of this Agreement for any reason, ITA shall submit to Orbitz an itemized invoice for any fees or expenses theretofore accrued under this Agreement. Orbitz, upon payment of accrued amounts so invoiced, shall have no future liability or obligation to ITA whatsoever for any further fees, expenses, or other payments. In the event that, as contemplated by Section 8(c), the existence of Non-QPX-Powered PNRs causes Orbitz to fail to meet the Annual Minimum for an Agreement Year, then immediately upon determination of the reduced Annual Minimum for such Agreement Year ITA will pay Orbitz (or credit to amounts then due) any portion of the Annual Minimum which is reduced pursuant to such section.
(j)     Taxes.
(i)     Any charges paid hereunder in exchange for the products or services provided by ITA are exclusive of any federal, state, or local sales, use, excise, value-added, or other similar taxes, fees, duties, or governmental charges (“Transaction Taxes”) imposed upon or made payable and arising out of sales under this Agreement. Orbitz shall pay such Transaction Taxes, whether imposed upon Orbitz or ITA, except to the extent Orbitz provides to ITA a valid tax-exemption certificate; provided, however, that Orbitz shall not be obligated to pay or reimburse ITA any interest or penalties levied as a result of any failure by ITA to pay such Transaction Taxes in a timely manner or any failure by ITA to notify Orbitz in a timely manner. In the event any such taxes are imposed upon and paid by ITA, Orbitz shall reimburse ITA within 45 days of receipt of an invoice from ITA. In addition, in the event Orbitz has a “direct pay” arrangement with any jurisdiction which imposes a Transaction Tax, Orbitz will provide ITA with evidence of such arrangement and ITA will not collect any Transaction Tax with respect thereto.
(ii)     ITA agrees to structure the transactions effectuated pursuant to this Agreement in such a manner as to avail Orbitz of any and all exemptions to the imposition of any such Transaction Taxes; provided that ITA shall be entitled to rely on the advice of its outside certified public accounting firm in making any decisions about the structure of any such transactions (which firm may, upon Orbitz's request, consult with Orbitz or its tax advisors). ITA further agrees to provide Orbitz valid documentation sufficient for Orbitz to recover any such Transaction Taxes, whether paid to ITA or to a governmental authority, where such reclamation is permitted under applicable law.
(iii)     ITA shall make commercially reasonable efforts to provide Orbitz with ninety (90) days' notice prior to the imposition of any non-U.S.-based Transaction Tax imposed upon or made payable and arising out of sales under this Agreement.
(iv)     Notwithstanding clause (i) of this Section 8(j), in no event shall Orbitz be responsible for taxes, duties, surcharges, or other similar government charges based upon or measured by or against any measure of ITA's “income,” whether gross or net. Nor shall Orbitz be responsible for taxes, duties, surcharges, or other similar government charges based on the property, payroll, or assets, however denominated, of ITA, including without limitation, any franchise taxes or fees or payroll, employment, or social security taxes or fees. Pursuant to this clause (iv), Orbitz shall not withhold any such taxes, duties, surcharges, or other similar government charges for any amounts paid to ITA under this Agreement.
(v)    Upon receipt from any governmental authority of any levy, notice, assessment, or withholding of any Transaction Tax for which Orbitz may be obligated pursuant to subsection (a) (“Tax Levy”), ITA will promptly notify Orbitz in writing. If under applicable law, Orbitz is allowed directly to contest the imposition of such Tax Levy in its own name, then Orbitz will be entitled, at its own expense and in its own name, to contest the imposition, validity, applicability, or amount of such Tax Levy and, to the extent permitted by law, withhold payment during pendency of such contest, provided that such withholding of payment does not permit the governmental authority to seek to collect such amounts from ITA. If Orbitz is not permitted by law to contest such Tax Levy in its own name, upon Orbitz's request, ITA will, in good faith and using diligent efforts and at Orbitz's direction and expense, contest the imposition, validity, applicability or amount of such Tax Levy. In addition, ITA will, in good faith and using diligent efforts: (A) supply Orbitz with such information and documents reasonably requested by Orbitz as are necessary or advisable for Orbitz to (1) recover or seek a refund of any such Tax Levy paid or reimbursed by Orbitz as a result of this Agreement, or (2) control or participate in any proceeding to the extent permitted herein; and (B) reasonably assist Orbitz with the evidentiary and procedural development of any such proceeding or contest. If all or any portion of any Tax Levy is refunded or otherwise credited to ITA, ITA agrees to repay Orbitz such portion as Orbitz paid, including any interest received thereon.
(k) Audit Rights. ITA will have the right, no more than once per Agreement Year and on at least thirty (30) days' prior written notice to Orbitz, to retain a public accounting firm, reasonably acceptable to Orbitz, to audit Orbitz's calculation of the number of QPX-Powered PNRs subject to the Per-PNR Fee and ReShop Tickets subject to the ReShop Ticket Fee, as well as the numbers of Queries comprised in the calculation of the Look-to-Book Ratio and the ReShop Look-to-Book Ratio, as well as the Third Party Excess License Fee. Upon Orbitz's receipt of written notice of ITA's exercise of such right, not less than fifteen (15) business days prior to the proposed commencement of such audit, Orbitz will make available to such firm the records upon which such calculations were based. The expense of any such audit will be borne by ITA, except that Orbitz will bear the reasonable expense of such audit in the event that such audit reveals that the number of PNRs or Tickets, or the Look-to-Book Ratio or Party Excess License Fee were underreported by more than 10%. ITA shall cause the auditing public accounting firm to enter into a confidentiality agreement with Orbitz concerning the subject matter of the audit prior to the commencement of any audit. The parties agree that reports identifying the number of Queries will be sufficient for the purpose of satisfying ITA's audit rights under this Section.
(l) ReShop Fees. Orbitz will pay for use of ReShop Functionality on a Per-Ticket basis, which may be subject to a minimum, as follows:
(i)Minimum Monthly Fee. Orbitz is not required to pay any minimum fee for ReShop; however, at any time during the term of this Agreement, in Orbitz's sole discretion, Orbitz may elect to pay a minimum monthly fee for ReShop (the “ReShop Minimum Monthly Fee”) in order to obtain a lower ReShop Per-Ticket Fee pursuant to Section 8(m)(ii). The amount of the ReShop Minimum Monthly Fee will be either $(***) per Agreement Month, $(***) per Agreement Month or $(***) per Agreement Month and will be determined by Orbitz in its sole discretion, on notice given to ITA at least 45 days' prior to the commencement of such Agreement Month. If Orbitz does not inform ITA of an increase in the ReShop Minimum Monthly Fee at least 45 days prior to the commencement of an Agreement Month, then the ReShop Minimum Monthly Fee for such Agreement Month will be the same as that in effect for the previous Agreement Month. Once Orbitz elects to pay a ReShop Minimum Monthly Fee, then, except if significant changes occur with regard to industry refund/reissue/exchange rules or as a result of which the monthly QPX-Powered PNR volume for the Orbitz Sites decreases by (***)% or more as compared to such QPX-Powered PNR volume for the same month in the previous calendar year, Orbitz may elect only to increase (but not decrease) the ReShop Minimum Monthly Fee. The ReShop Minimum Monthly Fee shall be credited against the ReShop Per-Ticket Fees that are payable pursuant to Section 8(l)(ii). Any fees paid by Orbitz with respect to ReShop Functionality (including any ReShop Minimum Monthly Fee, whether or not the ReShop Per-Ticket Fee during such Agreement Month exceeds the ReShop Minimum Monthly Fee) may be applied against the Annual Minimumset forth in Section 8(a).

(ii)ReShop Per-Ticket Fee. The per-PNR Fee set forth in Section 8(a) will not apply to the use by Orbitz of ReShop Functionality. Instead, subject to the ReShop Minimum Monthly Fee set forth in Section 8(l)(i), Orbitz will pay ITA a fee based on the total number of ReShop Tickets re-issued, exchanged or refunded (the “ReShop Per-Ticket Fee”). The ReShop Per-Ticket Fee during each Agreement Month will be determined in according to the following table, based upon the ReShop Minimum Monthly Fee in effect for such Agreement Month:

ReShop Minimum     ReShop
Monthly Fee    Per-Ticket Fee
$(***)    $(***)
$(***)    $(***)
$(***)    $(***)
$(***)    $(***)

(iii)ReShop Look-to-Book Ratio.  As used herein, “ReShop Look-to-Book Ratio” means the ratio of ReShop Queries to ReShop Tickets during any Agreement Month, and will be calculated separately from the Look-to-Book Ratio provided for in Section 8(d), so that ReShop Queries and ReShop Tickets will not be included in the calculation of the Look-to-Book Ratio under Section 8(d) and Queries and PNRs included in the calculation of the Look-to-Book Ratio under Section 8(d) will not be included in the calculation of the ReShop Look-to-Book Ratio under this Section 8(l)(iii). In the event that in any Agreement Month the ReShop Look-to-Book Ratio exceeds a ratio to be mutually agreed by ITA and Orbitz, any ReShop Queries in excess of such ReShop Look-to-Book Ratio will be subject to an Excess Query Fee of $[TBD] per Query for all excess Queries.

(iv)Payment Terms. Orbitz agrees to pay the fees set forth in this Section 8(m) as follows: The ReShop Minimum Monthly Fee will be payable monthly in advance, on the first day of each Agreement Month. On or before the 15th day of each Agreement Month, Orbitz will certify to ITA the number of ReShop Tickets issued during the previous Agreement Month. Based upon such certification, ITA will calculate (A) the amount of the ReShop Per-Ticket Fees that accrued from the beginning of the current calendar year through the end of such Agreement Month (i.e., based on the actual number of ReShop Tickets, without regard to minimums), referred to as “year-to-date actual fees”, (B) the cumulative ReShop Minimum Monthly Fees that accrued from the beginning of the current calendar year through the end of such Agreement Month, referred to as “year-to-date minimums”, and (C) the cumulative amount of fees actually paid by Orbitz for ReShop Functionality during such Agreement Month (including both ReShop Minimum Monthly Fees and ReShop Per-Ticket Fees, and giving effect to any credits previously issued pursuant to this paragraph, but excluding any fees for excess queries pursuant to Section 8(m)(iii)), referred to herein as “year-to-date payments”. If the amount of year-to-date payments is less than the greater of year-to-date actual fees or year-to-date minimums, then ITA will invoice Orbitz for the amount of such shortfall, and Orbitz will pay such invoice within 30 days. If the amount of year-to-date payments exceeds the greater of year-to-date actual fees or year-to-date minimums, then ITA will credit Orbitz for the amount of such excess, such credit to be applied to the next invoice rendered by ITA hereunder.

To illustrate the foregoing, the following is an example of how fees relating to ReShop would be calculated in the ninth Agreement Month of an Agreement Year if, prior thereto, the ReShop Minimum Monthly Fee had been $(***) since at least the first Agreement Month of such Agreement Year (i.e., year-to-date minimums equals $(***): $(***) per month for nine months), and through the first eight Agreement Months of such Agreement Year Orbitz had paid ITA a total of $(***) in ReShop Per-Ticket Fees (including Minimum Monthly Fees):

(1)
If through and including the ninth Agreement Month Orbitz had issued (***)ReShop Tickets, then: (A) year-to-date actual fees would equal $(***) ((***)ReShop Tickets at $(***) per ticket); (B) year-to-date minimums would equal $(***); and (C) year-to-date payments would equal $(***). The greater of year-to-date actual fees or year-to-date minimums is $(***); because year-to-date payments are $(***) less than this amount, ITA would issue Orbitz an invoice for $(***).

(2)
If through and including the ninth Agreement Month Orbitz had issued (***) ReShop Tickets, then year-to-date actual fees would be $(***) ((***) ReShop Tickets at $(***) per ticket); thus the greater of year-to-date actual fees or year-to-date minimums would be $(***). Because year-to-date payments exceeds this amount by $(***), Orbitz would be entitled to a credit of $(***).

(3)
If through and including the ninth Agreement Month Orbitz had issued (***) ReShop Tickets, then year-to-date actual fees would be $(***) ((***) ReShop Tickets at $(***) per ticket); thus the greater of year-to-date minimums or year-to-date actual fees would be $(***). Because year-to-date payments exceeds this amount by $(***), Orbitz would be entitled to a credit of $(***).

(v)Hosting Services. ITA will host ReShop at its data center(s). The provisions governing such hosting services are set forth in Exhibit D hereto. The fees relating to such hosting services will be as follows: ITA will charge Orbitz a monthly charge, which will be based upon the number of EUs in fare searching and pricing servers included in the ReShop Hardware (as such terms are defined in Exhibit D) from time to time, as determined pursuant to Section 2 of Exhibit D. Such charge will relate to the cost of operating ReShop at the Data Center in order to provide services to Orbitz, and will be inclusive of all recurring acquisition, replacement, upgrading, operation and maintenance costs of the ReShop Hardware, rack space, bandwidth, co-location, facility services, performance monitoring, networking charges, telecommunications and other costs associated with operation of ITA's Data Center (as defined in Exhibit D) for the hosting of ReShop. The amount of this fee will be $(***) per month per EU, payable in equal monthly installments in advance beginning on the date (as determined in consultation with Orbitz) that ReShop is installed in an operational environment which is equivalent to that in which ReShop will be used commercially, and is available for testing by Orbitz, and such fee will be prorated for partial months. All hardware, software and services associated with communications between ITA's Data Center and Orbitz data facility(ies), including maintenance thereof, will be the responsibility of Orbitz.

(vi)Software Maintenance and Data Services. Software maintenance and support and data services management and support will be provided by ITA to Orbitz pursuant to the provisions of Exhibit A (which provides for the support and data services with respect to the ITA Technology). No additional charge will apply to the provision of such services with respect to ReShop Functionality.

(n) Availability Hosting. The fee for the provision of services relating to AMS, pursuant to Section 2(g), will be $(***) per Agreement Month, payable in advance. Such fee is inclusive of all hardware, software and services required to provide the services to be provided by ITA relating to AMS. Telecommunications expenses associated with communications between Orbitz and ITA will be borne by Orbitz; telecommunications expenses associated with communications between ITA and availability data providers will be borne by ITA.
9. MOST FAVORED CUSTOMER
ITA agrees to treat Orbitz as its most favored customer, and ITA represents that all of the prices, warranties, benefits and other terms being provided hereunder, considered as a whole, are equivalent to or better than the terms being offered by ITA to its current customers for the ITA Technology. In its sole right and discretion, ITA may establish the pricing for the ITA Technology for any other customer. However, in the event ITA provides the ITA Technology to another comparable customer at an effective price which is lower than that provided hereunder or on more favorable terms (provided that such price and terms shall be considered as a whole), ITA shall prospectively (but not retroactively) reduce the price to be charged to Orbitz and/or revise the terms such that, considered as a whole, they are at least as favorable as that granted to such third party. For the purposes hereof, a “comparable customer” shall mean a non-airline customer that is based in the United States or Canada; provided, that in the event Orbitz is Using the ITA Technology for an Orbitz Site that is based in another geographic region, then such Orbitz Site shall be entitled to the benefits of this Section 9 with respect to terms offered by ITA to a customer in such geographic region. For example, if Orbitz operated an Orbitz Site in the Asian market, and ITA provided the ITA Technology to another non-airline customer in the Asian market, then such Orbitz Site (but no other Orbitz Sites) will be entitled to receive pricing and terms at least as favorable as those provided by ITA to such other Asian market customer. In determining whether the terms charged to a third party are “more favorable,” ITA will take into account the number of transactions for which a customer is using the ITA Technology, the duration of the license, the amount of integration work required, the minimum fees payable, the expected volume of transactions, and whether or not there is a per-transaction component to the pricing.
10. TERM AND TERMINATION
(a) Term of Agreement. The term of this Agreement and the license granted to Orbitz hereunder shall commence on the Commencement Date and shall terminate on December 31, 2015; provided that any provisions hereof which by their terms apply to the 2011 Agreement Year will be effective as of January 1, 2011.
(b) Term of SOWs. Unless specified otherwise in an SOW or earlier terminated in accordance with this Agreement, each SOW shall remain in full force and effect until expiration of this Agreement or until performance is completed and deliverables are accepted, whichever is later.
(c) Termination for Cause by Orbitz. This Agreement and the license granted hereunder (or an SOW) may be terminated by Orbitz for cause immediately by written notice upon the occurrence of any of the following events: (i) ITA materially breaches Section 4(c), 11(b)(i), 11(b)(iii), 12(a), so as to cause material damage to Orbitz, and such breach is not cured within thirty (30) days after receipt of written notice thereof from Orbitz; (ii) ITA materially breaches Section 7 or 15 and such breach is not cured within thirty (30) days after receipt of written notice thereof from Orbitz; (iii) ITA materially breaches Section 2.1(c) of Exhibit A (which requires ITA to keep the ITA Technology current so as to correctly process changes in industry-standard practices and/or data formats) and as a result the ITA Technology returns answers that are not responsive in a material percentage of cases so as to cause material revenue loss or cost to Orbitz, and such breach is not cured within thirty (30) days after receipt of written notice thereof from Orbitz; (iii) on more than three occasions within any thirty-day period, ITA fails to respond to and use its reasonable commercial efforts to resolve emergency problems as required by Section 2.3 of Exhibit A in accordance with the standards set forth therein, and such breach is not cured within seven (7) days of written notice thereof from Orbitz; or (v) an Insolvency Event occurs with respect to ITA. In the event of termination by Orbitz pursuant to this Section 10(c), ITA shall refund to Orbitz a pro rata portion of the fees paid by Orbitz in advance which have not been earned as of the effective date of termination.
(d) Additional Termination Rights of Orbitz.
(i)     If ITA does not continue to invest in QPX and the enhancement and improvement of the product consistent with ITA's practices prior to the date hereof, Orbitz will have the right (i) during the 2011 Agreement Year, to terminate the Existing Agreement on 180 days' prior written notice; and (ii) thereafter, to terminate this Agreement on 180 days' prior written notice; provided that prior to invoking any such right of termination (whether during the 2011 Agreement Year or thereafter) Orbitz and ITA shall engage in dispute resolution pursuant to Section 18.
(ii)     In the event that, at any time after the Commencement Date, any ITA Distribution Channel (as defined below) uses a version of, or modification, enhancement, improvement, update or upgrade to Fast QPX (as defined in Section 2.1(a)(iii) of Exhibit A), which is not made available to Orbitz on reasonable commercial terms, then Orbitz will have the right (which right must be exercised within 90 days of ITA's notification to Orbitz that it will not make such product available) to terminate this Agreement on 180 days' prior written notice. As used herein, “ITA Distribution Channel” means any consumer-facing travel distribution channel owned, operated or controlled by ITA or an Affiliate of ITA.

(e) Termination for Cause by ITA. This Agreement and the license granted hereunder (or an SOW) may be terminated by ITA for cause immediately by written notice in the event Orbitz breaches one of the following provisions, so as to cause material damage to ITA, and such breach is not cured within thirty (30) days after receipt of written notice thereof from ITA: (i) the license and use restrictions set forth in Section 2; (ii) the restrictions regarding use of electronic resources set forth in Section 4(c); (iii) Orbitz's warranty set forth in Section 11(a); or (iv) the indemnification obligations set forth in Section 12(b). In addition, this Agreement and the license granted hereunder (or an SOW) may be terminated by ITA for cause immediately by written notice in the event an Insolvency Event occurs with respect to Orbitz, or if Orbitz breaches one of the following provisions and such breach is not cured within thirty (30) days after receipt of written notice thereof from ITA: (i) Orbitz's payment obligations set forth in Section 8; or (ii) the provisions relating to source code restrictions and confidentiality set forth in Section 14(c) and (d) or the confidentiality obligations set forth in Section 15.
(f) Termination of SOWs. Either party may terminate an SOW in the event the other party materially breaches any provision thereof and fails to cure such breach within thirty (30) days after receipt of written notice thereof from the non-breaching party.
(g) Duties on Termination. Upon expiration of this Agreement at the end of the term or termination by Orbitz in accordance with Section 10(c), ITA shall provide to Orbitz, upon Orbitz's request, at ITA's then-standard rates and upon Orbitz's continued payment of a pro-rated license fee pursuant to Sections 8(i) and 8(e)(ii), reasonable termination assistance, including the right to continue to use the ITA Technology as set forth herein, in connection with the transition from the ITA Technology to another system. ITA shall provide the foregoing rights and services for up to three (3) months in the event of expiration of this Agreement and up to six (6) months in the event of termination by Orbitz in accordance with Section 10(c) or Section 10(d). Such termination assistance shall include, without limitation, cooperating with third parties for the orderly transition to a new system in order to minimize any disruption in the services provided on Site(s) by Orbitz to End Users. After the applicable period of termination assistance, Orbitz shall immediately cease use of the ITA Technology and will destroy or return any copies thereof to ITA, and all rights granted hereunder shall immediately cease and terminate. In the event of termination of this Agreement other than by expiration thereof, ITA shall refund, on a pro rata basis, any unused Annual Minimum payments made by Orbitz, including (without limitation) any Annual Minimum payments paid in advance of an Agreement Year.
(h) Survival. The parties' rights and obligations under the following sections shall survive the termination or expiration of this Agreement: 6, 7, 10(b), 10(g), 10(h), 12, 13, 15, 16, 17, 18 and 19.
11. REPRESENTATIONS AND WARRANTIES
(a) By Orbitz. Orbitz represents and warrants to ITA that it has the full right, power and authority to enter into this Agreement and to perform its obligations hereunder and that Orbitz's compliance with the terms and conditions of this Agreement shall not violate any federal, state or local laws, regulations or ordinances or conflict with any third party agreements.
(b) By ITA. ITA represents, warrants and covenants to Orbitz as follows:
(i)     Authority: That: (1) ITA has the full right, power and authority to enter into this Agreement, to carry out its obligations under this Agreement and to grant the rights and licenses granted to Orbitz in this Agreement; and (2) ITA's compliance with the terms and conditions of this Agreement shall not violate any federal, state or local laws, regulations or ordinances or conflict with any third party agreements. In the event that ITA is in breach of the warranty set forth in Section 11(b)(2), ITA will (1) procure for Orbitz a manner of using the ITA Technology that does not result in a breach of such warranty but remains substantially equivalent in functionality and performance; or (2) replace or modify the ITA Technology so that it does not result in a breach of such warranty but remains substantially equivalent in functionality and performance.
(ii)     Quality: That ITA shall perform all services in a good, workmanlike and professional manner using people fully familiar with the ITA Technology and the underlying technology.
(iii)     Infringement: That the ITA Technology does not and shall not infringe any third party's patent, trademark, trade name, service mark, copyright, trade secret or any other intellectual property right of a third party. In the event that any such infringement claim or suit is brought or threatened, ITA shall, at its expense, (1) procure for Orbitz the right to continue using the ITA Technology; (2) replace or modify the ITA Technology so that it becomes non-infringing but remains substantially equivalent in functionality and performance; or (3) in the event (1) and (2) are not commercially practicable, terminate this Agreement and the license granted hereunder and, within thirty (30) days of the date of such termination, refund to Orbitz all unearned fees then paid by Orbitz and any fees for maintenance services not yet performed.
(iv)     Century Compliance: That the century change is, and shall be, supported in the ITA Technology's logic and data, and that the ITA Technology shall support the use, entry or creation of dates prior to, on, after or spanning January 1, 2000, so that when such a date is either processed (including by way of calculation, comparison, sequencing, display, storage or otherwise), entered into, or is intended to be generated as a result of the operation of the ITA Technology, the

ITA Technology shall not (1) fail or produce incorrect date results, or (2) cause any other programs, hardware or system to fail or to generate errors.
(v)     Unauthorized Code: That the ITA Technology shall be free, at the time of receipt by Orbitz, of (1) any automatic restraints, computer viruses, software locks, time bombs or other such code that hinders Orbitz's freedom fully to exercise its license rights under this Agreement; (2) harmful programs or data incorporated into the ITA Technology which destroy, erase, damage or otherwise disrupt the normal (i.e., in accordance with the provisions of this Agreement) operation of the ITA Technology or other programs, hardware or systems utilized by Orbitz or allow for unauthorized access to the ITA Technology or other programs, hardware or systems utilized by Orbitz; or (3) any mechanism, such as password checking, CPU serial number checking or time dependency, that hinders Orbitz's freedom to fully exercise its license rights under this Agreement. The foregoing provisions of this paragraph (v) shall not be deemed violated by license files that disable functions in the ITA Technology which are not included in the license grant to Orbitz hereunder.
(vi)     Pass-Through: ITA hereby assigns, and shall assign, to Orbitz all warranties, representations and indemnities granted to ITA by third parties in the ITA Technology or any components thereof, and all remedies for breach of such warranties, representations and indemnities.
(vii)     Insurance: ITA warrants that it has in place and shall maintain in place throughout the term the insurance coverages listed in Exhibit E.
(c) Disclaimer. EXCEPT FOR THE WARRANTIES SET FORTH IN THIS SECTION 11, EACH PARTY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS AND IMPLIED, INCLUDING THE W ARRANTIES OF MERCHANT ABILITY AND FITNESS FOR A PARTICULAR PURPOSE.
12. INDEMNIFICATION
(a) By ITA. ITA shall, at its own expense, defend, indemnify and hold harmless Orbitz and its Affiliates and each of their respective directors, officers, employees, successors and permitted assigns from and against any and all liabilities, damages, awards, losses, costs and expenses (including court costs and reasonable attorneys' fees) arising out of any claim, demand, suit or cause of action (hereinafter a “Claim”) brought by a third party relating to or resulting from (i) any act or omission of ITA or its employees, agents or contractors, (ii) any breach of the representation or warranty made in Section 11(b)(i) by ITA; or (iii) the actual or alleged infringement by the ITA Technology of a third party's patent, copyright, trademark, trade secret or other proprietary rights.
(b) By Orbitz. Orbitz shall, at its own expense, defend, indemnify and hold harmless ITA and its Affiliates and each of their respective directors, officers, employees, successors and permitted assigns from and against any and all liabilities, damages, awards, losses, costs and expenses (including court costs and reasonable attorneys' fees) arising out of any Claim brought by a third party relating to or resulting from (i) any act or omission of Orbitz or its employees, agents or contractors, or (ii) any breach of the representation or warranty made in Section 11(a) by Orbitz.
(c) Indemnification Procedures. If any party entitled to indemnification under this section (an “Indemnified Party”) makes an indemnification request to the other, the Indemnified Party shall permit the other party (the “Indemnifying Party”) to control the defense, disposition or settlement of the matter at its own expense; provided that the Indemnifying Party shall not, without the consent of the Indemnified Party, enter into any settlement or agree to any disposition that imposes any conditions or obligations on the Indemnified Party other than the payment of monies that are readily measurable for purposes of determining the reimbursement obligations of the Indemnifying Party. The Indemnified Party shall notify the Indemnifying Party promptly of any claim for which the Indemnifying Party is responsible and shall reasonably cooperate with the Indemnifying Party to facilitate the defense of any such claim. An Indemnified Party shall at all times have the option to participate in any Claim through counsel of its own selection and at its own expense.
13. LIMITATION OF LIABILITY
IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES OR FOR ANY DAMAGES RESULTING FROM LOSS OF USE, DATA OR PROFITS, WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT SHALL EITHER PARTY'S LIABILITY TO THE OTHER PARTY FOR DAMAGES IN CONNECTION WITH THIS AGREEMENT (INCLUDING EXHIBIT A) IN THE AGGREGATE EXCEED (***), WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHER WISE. THE LIMITATIONS CONTAINED IN THIS SECTION SHALL NOT APPL Y TO THE PARTIES' INDEMNIFICATION OBUGATIONS SET FORTH IN SECTION 12, A BREACH BY EITHER PARTY OF SECTION 15 (CONFIDENTIALITY), A BREACH BY ITA OF SECTION 7 (DATA), A BREACH BY ORBITZ OF SECTION 8 (FEES AND EXPENSES) OR SECTION 14(d) (CONFIDENTIALITYOF SOURCE CODE) OR THE WILLFUL OR RECKLESS ACTS OF EITHER PARTY.
14. SOURCE CODE ESCROW

(a) Escrow. Within thirty (30) days after the execution of this Agreement, ITA shall place a current, complete, and accurate copy of all source code for the ITA Technology in escrow with a nationally recognized escrow agent for the benefit of Orbitz. The materials placed in escrow shall include a computer readable copy of the source code for each of the programs comprising the ITA Technology, as well as complete program maintenance documentation, including all technical manuals and release notes. Thereafter, ITA shall deliver to the escrow agent at the time of each new version (as defined in Section 2.1 (a)(iii) of the Exhibit A) of the ITA Technology all source code for each update, bug fix, upgrade, release or version of the ITA Technology, and at least once each calendar year, ITA shall deliver to the escrow agent a fully updated copy of all source code for the ITA Technology. Such additional source code deposits together with the original source code deposit and any other materials placed in escrow pursuant to this Agreement shall be referred to herein as the “Deposited Materials.” Orbitz shall bear the costs charged by the escrow agent for such source code escrow.
(b) Release. The escrow agreement shall provide for release of the Deposited Materials to Orbitz upon the occurrence of any of the following: (i) ITA at any time ceases to conduct business in the ordinary course; (ii) ITA files a voluntary petition in bankruptcy or any voluntary proceeding relating to insolvency, receivership, liquidation or composition for the benefit of creditors; (iii) ITA becomes the subject of an involuntary petition in bankruptcy or any involuntary proceeding relating to insolvency, receivership, liquidation or composition for the benefit of creditors, if such petition or proceeding is not dismissed within sixty (60) days of filing; or (iv) ITA notifies Orbitz of its intent to cease to offer maintenance and support services for the ITA Technology or actually ceases to offer maintenance and support services for the ITA Technology.
(c) Restrictions. In the event the Deposited Materials are released to Orbitz, Orbitz shall have the right to use the Deposited Materials only for the following purposes: (i) to correct bugs, errors, defects or malfunctions in the ITA Technology; (ii) to modify the Software to comply with regulatory requirements or industry standards; (iii) to add new features, functionalities, or performances to the ITA Technology; and (iv) to perform the maintenance and support services that ITA was to perform under this Agreement and Exhibit A, including without limitation the development of Upgrade Releases; provided, however, that release of Deposited Materials to Orbitz shall excuse ITA from any further performance of its maintenance and support obligations under Exhibit A. Unless otherwise provided in this Agreement, the scope of and restrictions on the rights granted hereunder, and the intellectual property rights of the parties, shall continue to be as set forth in Section 2 and 6, provided that Orbitz shall own all source code and object code developed by or for Orbitz after the release of the Deposited Materials to Orbitz. The foregoing restrictions are in addition to any restrictions imposed on Confidential Information pursuant to Section 15.
(d) Confidentiality. The escrow agreement (or a separate agreement entered into between ITA and Orbitz) shall also include reasonable provisions for maintenance by Orbitz of the confidentiality of the Deposited Materials in the event the Deposited Materials are released to Orbitz, including but not limited to requirements that (i) access to the source code and documentation related to such source code (“Access”) be limited only to those employees or third party contractors or outsourcers of Orbitz engaged in operating, maintaining, supporting and updating the Software; (ii) Orbitz shall maintain a list of all such individuals to whom Orbitz has granted Access and shall provide a copy of such list to ITA upon ITA's request; (iii) all such individuals shall, as a condition of and prior to being granted such Access, execute a non- disclosure agreement containing provisions at least as restrictive as those set forth in Section 14, and Orbitz shall maintain such agreements available for inspection and copying by ITA upon reasonable request; and (iv) the Deposited Materials shall be stored in a secure manner.
15. CONFIDENTIAL INFORMATION
(a) Confidential Information. Each party has disclosed (prior to the commencement of this Agreement) and may disclose Confidential Information to the other party which it intends the other party to maintain in confidence, and each party agrees to comply with the provisions of this Section 15 with respect to all such Confidential Information. As used herein, each party which discloses such information is referred to as a “Disclosing Party” and each party which receives such information is referred to as a “Receiving Party.” “Confidential Information” means Disclosing Party's confidential and proprietary inventions, products, designs and ideas, including computer software, functionality, concepts, processes, internal structure, external elements, user interfaces, technology and documentation, as well as confidential and proprietary information relating to Disclosing Party's operations, plans, opportunities, finances, research, technology, developments, know-how, personnel, and any third party confidential information disclosed to Receiving Party. Without limiting the foregoing definition, the ITA Technology, the Documentation (except Documentation reasonably expected to be provided to End Users regarding the use of the ITA Technology) and all Packets are “Confidential Information” of ITA. Without limiting the foregoing definition, Orbitz Data (as defined in Section 7) and the QPX-Powered PNR certifications described in Section 8(h) are “Confidential Information” of Orbitz. The terms and conditions of this Agreement are also “Confidential Information.” However, “Confidential Information” shall not include information (a) already lawfully known to Receiving Party if the Receiving Party does not then have a duty to maintain its confidentiality, (b) developed independently by the Receiving Party, (c) generally known to the public through no fault of the Receiving Party; (d) lawfully obtained from a third party not obligated to preserve its confidentiality; (e) required to be disclosed by law, regulation or order of a court of competent jurisdiction or other governmental authority (except that prior to any such disclosure the Receiving Party shall give the Disclosing Party notice thereof and afford the Disclosing Party the opportunity to oppose any such disclosure). For the duration of the 2011 Agreement Year and during the term hereof, Orbitz and ITA acknowledge that, in the course of Orbitz's use of the ITA Technology, and ITA's support of such use, ITA will have access to certain Orbitz information that a reasonable person would consider sensitive or proprietary, including (without limitation) information related to the operation of an online distribution channel where consumers can search for and book travel reservations (such information, “Orbitz Information”). Except as required by applicable law, ITA shall treat the Orbitz Information as Confidential Information and shall not disclose the Orbitz Information to any third parties. ITA shall limit disclosure of Orbitz Information to only those employees or contractors of ITA or its Affiliates who have a need to know such information in order to provide services to Orbitz in connection with the ITA Technology (the “Orbitz Business Purpose”) and shall not use the Orbitz Information except in connection with the Orbitz Business Purpose.
(b) Non-Disclosure. Receiving Party acknowledges that Confidential Information is confidential, proprietary and/or trade secret information of the Disclosing Party. Receiving Party shall not use the Confidential Information for any purpose other than in accordance with this Agreement, and shall not disclose Confidential Information to anyone other than its employees and contractors who legitimately need access to it and who have signed confidentiality agreements comparable in scope to this Section 15. Receiving Party shall notify each of its employees and contractors who are given access to Confidential Information that they have an obligation not to disclose Confidential Information and shall take such steps as are reasonably necessary to ensure compliance with this obligation. Receiving Party shall safeguard Confidential Information with reasonable security means at least equivalent to measures that it uses to safeguard its own proprietary information. Receiving Party shall store Confidential Information in a safe and secure location. Receiving Party may not remove copyright, trademark, trade secret, confidentiality, and patent notices from Confidential Information.
(c) No Warranties. Except as set forth in Section 11, all Confidential Information is provided ''as is,” without any express or implied warranty of any kind.
(d) Breach of Confidentiality Obligations. Receiving Party hereby acknowledges that unauthorized disclosure or use of Confidential Information shall cause immediate and irreparable harm to Disclosing Party for which it would not have an adequate remedy at law. Accordingly, Disclosing Party shall have the right to seek and obtain preliminary and final injunctive relief to enforce this Agreement in case of any actual or threatened breach, in addition to other rights and remedies that may be available to Disclosing Party.
16. RELATIONSHIP OF THE PARTIES
The parties shall be treated for all purposes as independent contractors, and no provision of this Agreement shall be construed to constitute or create a partnership, joint venture, agency or formal business organization of any kind.
17. PUBLICITY
(a) At no time shall either party release a press release that mentions the other party unless the other party has consented in writing in advance to such press release; provided, however, that each party may approve in writing in advance a representative sample of a reference to such party, which may then be used by the other party in press releases without further approval from such party.
(b) For so long as the ITA Technology is used on a Site, Orbitz will display on the “Partners” area of the “About Us” section of www.orbitz.com a mutually agreed description of Orbitz' use of the ITA Technology hereunder, which description will be substantially similar to that displayed as of the date of this Agreement.
18. DISPUTE RESOLUTION
The parties shall first attempt in good faith to resolve any dispute arising out of or relating to this Agreement by negotiation, then arbitration, in accordance with the dispute resolution procedures as set forth in Exhibit F.
19. MISCELLANEOUS
(a) Severability. If any provision of this Agreement is declared by a court of competent jurisdiction to be invalid or unenforceable, such determination shall not affect the validity or enforceability of any other provision hereof.
(b) Entire Agreement. This Agreement represents the entire agreement of the parties with respect to the subject matter hereof and cancels and supersedes, as of the Commencement Date, any previous understanding, commitments, or agreement, oral or written, between Orbitz and ITA, other than the letter agreement dated as of February 1, 2011 and any confidential disclosure agreements; provided, however, that in the event of any inconsistency between the provisions of this Agreement and those of the letter agreement dated as of February 1, 2011, this Agreement will control.
(c) Waiver. No failure by either party to insist upon the strict performance of any covenant, term or condition of this Agreement, or to exercise any right or remedy, shall constitute a waiver of such right or remedy on any subsequent occasion.
(d) Governing Law. The validity, construction, scope and performance of this Agreement shall be governed by the laws of the State of Illinois, exclusive of its choice of law provisions.
(e) Amendment. This Agreement may not be amended except in writing executed by duly authorized representatives of both ITA and Orbitz.
(f) Assignment. This Agreement may not be assigned by either party without the other party's prior written consent; provided that either party shall be permitted to assign its rights and obligations hereunder, without the other party's consent, to a third party in the event of a change in control or any sale, assignment, transfer or other conveyance to such third party of all or substantially all of the business or assets of the assigning party or corporate restructuring involving all or substantially all of the assigning party's voting securities or other ownership interests, or (in the case of the Orbitz) any sale, assignment, transfer or other conveyance of the Orbitz Site(s) to a third party. Subject to the foregoing, this Agreement shall be binding on the parties and their respective successors and permitted assigns, and such permitted assigns shall expressly agree to be bound by all the terms and conditions herein. No partial assignment of the rights or obligations granted hereunder shall be permitted.
(g) Counterparts. This Agreement may be signed in one or more counterpart copies, all of which together shall constitute one Agreement and each of which shall constitute an original.

IN WITNESS WHEREOF, the parties have hereunto set their hands and seals as of the date first above written.

ORBITZ WORLDWIDE, LLC
By: /s/ Barney Harford
Barney Harford, Chief Executive Officer
Date: 3/31/11

ITA SOFTWARE, INC.
By: /s/ Jeremy Wertheimer
Jeremy Wertheimer, President
Date: 4/1/1//